Exhibit 1.7

For Immediate Release ▶ ▶ ▶	For More Information ▶ ▶ ▶
January 11, 2005	Kara Schiltz
Articulate Communications Inc.
212.255.0080, ext. 17
kschiltz@articulatepr.com

Ross Systems Joins Top Chemical Industry Association

Leading Process ERP Provider Has a Seat at Synthetic Organic Chemical Manufacturers Association

ATLANTA – January 11, 2005 – Ross Systems, Inc. (“Ross”), a software unit of chinadotcom corporation (NASDAQ: CHINA), has joined the Synthetic Organic Chemical Manufacturers Association (“SOCMA”), one of the leading chemical industry associations, to further strengthen its expertise in the sector and demonstrate its commitment to addressing the needs of its chemical customers. From single-plant companies to large multinational corporations, Ross’ iRenaissance software helps chemical manufacturers address distinct challenges faced by the industry and improve manufacturing and supply chain efficiencies.

SOCMA is one of the leading trade associations serving the specialty batch and custom chemical industry. The association’s more than 300 member companies encompass every segment of the chemical industry and produce products used in a variety of markets, including pharmaceuticals, fine chemicals, agriculture, foods, nutraceuticals and performance chemicals.

In batch manufacturing, raw materials, processes, operational conditions, equipment configurations and end products are changing on a regular basis. To meet these evolving needs, Ross provides manufacturers with sophisticated enterprise software solutions. Investing in the right manufacturing and supply chain solutions allows chemical manufacturers to focus on innovation, driving growth and returns on invested capital.

Ross’ iRenaissance solution is tailored to address the needs of the chemical industry, thereby reducing risks and overhead costs inherent with more generalized systems. Ross’ chemical customers are able to utilize iRenaissance for financials, manufacturing, quality control, inventory management and customer service to reduce costs and capitalize on growth opportunities.

“At Ross we are focused on helping our chemical customers address business requirements as they evolve,” said Scot McLeod, vice president of marketing for Ross Systems. “Looking to expand our capabilities and offerings, we proactively solicit input from our customer community through participation in key industry associations such as SOCMA.”

Ross will be exhibiting in booth 2435 at SOCMA’s INFORMEX® annual tradeshow to be held January 17-20, 2005 at the Sand’s Expo in the Venetian Hotel in Las Vegas. INFORMEX showcases the latest technological advances and current developments in custom manufacturing for the chemical industry.

Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

About Ross Systems
Ross Systems, a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross to address the needs of its chemical customers, the ability of iRenaissance software to improve manufacturing and supply chain efficiencies, the ability of Ross solutions to allow customers to reduce costs and capitalize on growth opportunities, and the ability of Ross to expand product capabilities and offerings. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: global and market conditions; currency exchange rate fluctuations; the sustainability of growth rates of the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing enterprise software and services and the positioning of Ross’ solutions in those markets; reliance on strategic partners; timing of new product introductions; pricing and other competitive pressures; changes to operating systems and product strategy by vendors of operating systems; ability to integrate acquired companies and technology; ability to retain key resources; fluctuations in manufacturing yields; the availability and extent of utilization of manufacturing capacity; changes to product mix; and product obsolescence. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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